EXHIBIT 107

CALCULATION OF FILING FEE

FORM S-8

(Form type)

ESCO TECHNOLOGIES INC.

(Exact name of Registrant as specified in its charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
ESCO Technologies Inc. 2018 Omnibus Incentive Plan	Equity	Common Stock, par value $0.01/share	457(a)	550,000 shares (1)	$104.14	(2)	$57,277,000	$147.60 per million dollars	$8,454.09
	Total Offering Amounts						$57,277,000		$8,454.09
	Total Fee Offsets								$0
	Net Fee Due								$8,454.09

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the plan described herein by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the registrant which results in an increase in the number of the registrant’s outstanding shares of common stock or shares issuable pursuant to awards granted under the Plan.
(2)	Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities act of 1933, as amended, the proposed maximum offering price per share is calculated based on the average of the high and low selling prices of the Company’s common stock as reported by the New York Stock Exchange as of November 21, 2023, a date within five business days of the filing of this registration statement.